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                                  EXHIBIT 99.1

[IBSS Logo]

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.
115 ATRIUM WAY, SUITE 228
COLUMBIA, SC  29223
(803) 736-5595   FAX  (803) 736-5639



MEDIA CONTACT                       INVESTOR CONTACTS
Lorri-Ann Carter                    Dian Griesel, Ph.D. / Lisa Lindberg
CarterTodd & Associates, Inc.       The Investor Relations Group (East Coast)
803.779.4005                        212.736.2650
la@cartertodd.com                   TheProTeam@aol.com

                                    Sean Collins
                                    Coffin Communications Group (West Coast)
                                    818.789.0100 ext. 102
                                    sean.collinsl@coffincg.com

             ASP*N SELECTS IBSS AS ITS EXCLUSIVE TECHNOLOGY PROVIDER

       NEW ASP INCUBATOR AND SYNAPSE(TM) HELP COMPANIES RAPIDLY MIGRATE TO
           ASP OPERATION WHILE ELIMINATING TRADITIONAL ASP DRAWBACKS

Columbia, SC--November 27, 2000--Integrated Business Systems & Services, Inc. ("IBSS") (NasdaqNM: IBSS) and ASP*n, LLC have formed a strategic partnership to pursue Application Service Provider (ASP) enablement opportunities. Employee management software provider WilCam Systems, LLC is the first company to be accepted into the ASP*n incubation program. ASP*n has also selected IBSS's proprietary Synapse B2B(TM) technology for developing ASP deployment capabilities for its clients.

ASP*n is an enablement and incubation firm which provides a "blueprint" for development, capital and technological expertise for companies seeking to provide ASP capability. The ASP deployment model allows application software vendors to provide their technology at a website with browser access rather than installing and maintaining software at each of their customer's computers. For more information about ASP*n, please email pulford@aspn.usa.com.

"Using Synapse as the developmental platform is not only the quickest way to deploy an ASP, but it is also the only method we have found that eliminates the issues concerning security, data control, speed and customization," said Richard Pulford, an ASP*n principal. "Without IBSS' Synapse technology, acquiring an ASP capability would present a daunting challenge to WilCam," continued Pulford. "The normal design and start-up expenses, operating and maintenance effort as well as ongoing re-programming expenses would be a financial drain on the company. Companies can greatly minimize these expenses with the help of ASP*n and IBSS' Synapse technology."

"In addition to the initial Synapse B2B license, each ASP*n incubation customer will create additional licensing revenues to IBSS as they grow. We feel that the ASP model for delivering software solutions showcases the Synapse technological advantage," commented Harry Langley, President and CEO of IBSS. "Being selected by ASP*n as their technology provider demonstrates the acceptance of Synapse among ASP providers for its versatility and functionality. During this year, IBSS has signed several significant contracts and agreements including Brain North America, the Sun Developer Connection and Lifestyle Furnishings International, that validate the Synapse technology for the marketplace and reinforce IBSS' capacity to capture sales from multiple revenue licensing streams."


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FIRST COMPANY ACCEPTED INTO ASP*N INCUBATION PROGRAM

WilCam Systems, LLC is the first company to be accepted into the ASP*n incubation program. WilCam provides software training videos and Employee Total Absence Management (ETAM) consulting services. WilCam's flagship software called FMLA Navigator, provides employers with the ability to track, administer and comply with the Family & Medical Leave Act, enacted in 1993. WilCam is located in Chattanooga, TN. Some of the company's customers include Anheuser-Busch, E.I. Dupont, and Columbia/HCA.

Gary Harbison, WilCam's president and CEO said, "We selected ASP*n's program because we were attracted to Synapse's flexibility and lack of hard-coding. IBSS' software is so unique, so flexible and easy to work with that, in most cases, you can respond to changes in (FMLA) regulations on the fly. Traditional programs would require you to do a lot of behind-the-scenes programming. As a consequence, WilCam will be able to handle for its customers not only tracking and compliance with FMLA, but also all individual state and foreign country leave laws as well. Moreover, WilCam will be able to deliver leave updates to their customers in days, not months."

SYNAPSE ENABLES SECURE ASP PLATFORMS

Synapse is a patent pending e-business software and systems integration technology created to accomplish ASP enablement, B2X integration, Web based applications and network-thin-client solutions in the most cost effective, time efficient and flexible manner. Because of its unique architecture, Synapse B2B enables an ASP to dynamically update in real time all web servers, end user configurations, application rules and back end network interfaces. Synapse offers end users with the security, control, speed and flexibility provided by the in-house deployment of either custom built or pre-packaged application software.

About IBSS

IBSS provides value added business software products and services to organizations globally that require the use of transaction processing technology and connectivity solutions. Through the licensing, installation and servicing of IBSS Synapse based technology; the company brings a new paradigm to the integrated systems market. The Synapse architecture provides the framework that allows traditional businesses to easily and rapidly transition from the current way they do business to the new e-business paradigm. IBSS provides a line of Synapse-based products that include Synapse Manufacturing(TM) for manufacturing plant automation; Synapse EAI+(TM) for enterprise modeling and application integration; and Synapse B2B(TM) for ASP enablement and for integrating a company's applications with its supply chain. IBSS has offices in Columbia and Detroit. For more information about IBSS' technology and services, call 800-553-1038 or visit www.ibss.net.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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